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                                  Exhibit 23


The Board of Directors
General American Life Insurance Company:

We consent to the use of our reports included herein on General American Life Insurance Company and on General American Separate Accounts Twenty-Eight and Twenty-Nine and to the reference of our Firm under the heading of "Financial Statements" in the Registration Statement and Prospectus for General American Separate Accounts Twenty-Eight and Twenty-Nine.

The audited financial statements of General American Life Insurance Company have been prepared in accordance with accounting practices prescribed or permitted by the Department of Insurance of the State of Missouri which are currently considered generally accepted accounting principles for mutual life insurance companies. Additionally, as discussed in the notes to the General American Life Insurance Company financial statements, during 1993, General American changed its accounting policy with respect to employers' accounting for postretirement benefits other than pensions and the method of accounting for undistributed equity in income of unconsolidated subsidiaries.

                                                /s/ KPMG PEAT MARWICK LLP

St. Louis, Missouri
November 6, 1995